Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     The Board of Directors and Stockholders
     Burger King Holdings, Inc.:

     We consent to the use of our report dated September 1, 2005, with respect to the consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries (Successor) as of June 30, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from December 13, 2002 to June 30, 2003, and for each of the years in the two-year period ended June 30, 2005 (Successor period), and for the period from July 1, 2002 to December 12, 2002 (Predecessor period) of Burger King Corporation and subsidiaries (Predecessor), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

     Our report dated September 1, 2005 contains an explanatory paragraph that states, as discussed in note 1 to the consolidated financial statements, effective December 13, 2002, Burger King Holdings, Inc., through a wholly owned subsidiary, acquired all of the outstanding stock of Burger King Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

     /s/ KPMG LLP

April 24, 2006
Miami, Florida
Certified Public Accountants